Exhibit 99.1

iPic® Entertainment Announces Preliminary Fourth Quarter

& Full Year 2018 Sales Results Above Previous Guidance Ranges

Provides Initial Outlook for Full Year 2019

To Present at ICR Conference on January 15th

BOCA RATON, FL (Globe Newswire) – January 14, 2019 – iPic® Entertainment Inc. (“iPic” or the “Company”) (NASDAQ: IPIC), creators of America’s coveted iPic® luxury theater-and-restaurant destinations, today reported preliminary sales results for the fourth quarter and full year ended December 31, 2018 that are above the Company’s previous guidance ranges. iPic also provided an initial outlook for full year 2019 and announced that it will present at the ICR Conference on January 15, 2019 at 11:00 a.m. Eastern Time.

Hamid Hashemi, Founder & Chief Executive Officer of iPic® Entertainment, commented, “Our fourth quarter was truly an exceptional period of top-line growth at iPic and we are pleased that our preliminary 2018 revenue and comparable-store sales results exceeded our own projections despite a weaker slate of movie titles compared to the prior year. Our outperformance was partially due to the conversion of five Generation I theaters to Generation III auditoriums which lifted sales and we were also successful in delivering 20% growth in membership and sponsorship revenues.”

Hashemi added, “Looking ahead, 2019 is poised to be an exciting year at iPic as we continue to execute our four key strategic initiatives: 1) Improving Profitability at Existing Locations; 2) Opening New iPic Locations Domestically; 3) Pursuing International Growth Opportunities; and 4) Increasing Alternative Revenue Streams. We are hopeful that our success in realizing these objectives will meaningfully improve our top and bottom-line results as reflected in our initial 2019 guidance, and in doing so, create long-term value for stockholders.”

Preliminary Fourth Quarter 2018 Sales Results

●	Total revenue of $36.5 million to $37.5 million (previous guidance of $34.5 million to $36.5 million).

●	Comparable-store sales growth of 1.5% to 2.0% (previous guidance of minus 5.0% to 0.0%).

Preliminary Full Year 2018 Sales Results

●	Total revenue of $143.0 million to $144.0 million (previous guidance of $141 million to $143 million).

●	Comparable-store sales growth of 1.6% to 2.0% (previous guidance of 0.0% to 1.0%).

Initial Full Year 2019 Financial Outlook

For the year ending December 31, 2019, the Company is providing these initial expectations:

●	Total revenue of $153 million to $158 million, representing an approximately 7% to 11% increase above preliminary total revenue in 2018.

●	Comparable-store sales growth of low-to-mid single digits.

●	Store-level EBITDA, a non-GAAP measure, of $19 million to $21 million.

●	Adjusted EBITDA, a non-GAAP measure, of $(3.0) million to $(1.0) million.

●	Two domestic openings: Delray Beach, FL in the first quarter and Irvine, CA in the fourth quarter.

●	One international opening: Riyadh, Saudi Arabia in the fourth quarter.

●	One remodel in Boca Raton, FL to the Generation III design.

●	Capital expenditures of $17 million to $19 million, net of tenant improvement dollars, marking a substantial decrease from 2018.

Key Strategic Initiatives

1.	Improving Profitability at Existing Locations:

●	iPic intends to realize greater cost efficiencies, which combined with comparable-store sales growth, should yield higher profitability at the store-level.

2.	Opening New iPic Locations Domestically:

●	The Company currently operates 115 screens at 15 locations in nine states with the ultimate long-term goal of reaching 200 locations across the US.

●	iPic plans to open two new domestic locations in 2019 in Delray Beach, FL and in Irvine, CA.

3.	Pursuing International Growth Opportunities:

●	The Company is actively exploring the potential to expand the iPic® brand internationally through licensed and/or asset-light partnerships.

●	On November 6, 2018, iPic announced that is has been cleared to receive its license to operate theaters in The Kingdom of Saudi Arabia and should receive it once required final documents are processed. The Company intends to open its first one-of-a-kind, world-class luxurious iPic® theater-and-restaurant location in Riyadh in late 2019.

●	iPic believes the market in Saudi Arabia is large enough to support 25 to 30 iPic® locations within the next ten years and expects to expand to all parts of the country.

4.	Increasing Alternative Revenue Streams:

●	The Company recently announced a new Access Membership Rewards™ program with four membership levels offering exciting new benefits and plans to continue leveraging its growing membership network as the brand expands and increases its market presence.

●	iPic projects membership and sponsorship revenues to grow at a faster pace than food-and-beverage and theater revenues for the foreseeable future. This expectation is reflected in the Company’s preliminary sales results for 2018 as membership and sponsorship revenues grew approximately 20% while food-and-beverage and theater revenues grew 1.5%.

ICR Conference Participation

Hamid Hashemi, CEO and Founder, will present at the 21st Annual ICR Conference at the JW Marriott Orlando Grande Lakes in Orlando, FL on Tuesday, January 15, 2019 and host investor meetings throughout the day.

The presentation will begin at 11:00 a.m. Eastern Time and will be webcast live from the Company’s Investor Relations website at investors.ipictheaters.com and from the ICR Conference website at icrconference.com. An archive of the webcast will be available at the same location on these websites shortly after the presentation has concluded.

Key Financial Definitions

New store openings – Our ability to expand our business and reach new guests is influenced by the opening of additional iPic locations in both new and existing markets. The success of our new iPic locations is indicative of our brand appeal and the efficacy of our site selection and operating models.

Comparable-store sales – Comparable-store sales are a year-over-year comparison of sales at iPic locations open at the end of the period which have been open for at least 12 months prior to the start of such quarterly period. It is a key performance indicator used within the industry and is indicative of acceptance of our initiatives as well as local economic and consumer trends. Our comparable iPics consisted of 14 and 15 iPics as of the end of the fourth quarter of 2017 and 2018, respectively. From period to period, comparable-store sales are generally impacted by attendance and average spend per person. Spend per person is, in turn, composed of pricing and sales-mix changes.

Store-level EBITDA – A non-GAAP measure, store-level EBITDA consists of total revenues less store-level expenses that include food-and beverage cost-of-goods sold, box-office-and-other-income costs-of-goods-sold, labor costs, occupancy expenses and other-operating expenses.

EBITDA – A non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization.

Adjusted EBITDA – A non-GAAP measure, is defined as net income before net interest, taxes, depreciation and amortization, and which also excludes equity-based compensation expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations.

About iPic® Entertainment Inc.

Established in 2010 and headquartered in Boca Raton, FL, iPic® Entertainment is America’s premier luxury restaurant-and-theater brand. A pioneer of the dine-in theater concept, iPic® Entertainment’s mission is to provide visionary entertainment escapes, presenting high-quality, chef-driven culinary and mixology in architecturally unique destinations that include premium movie theaters and restaurants. iPic® Theaters offers guests two tiers of luxury leather seating, Premium Chaise lounge and Premium Plus pod or reclining seating options. iPic® Theaters currently operates 15 locations with 115 screens in Arizona, California, Florida, Illinois, Maryland, New Jersey, New York, Texas, and Washington and new locations planned for Florida, Georgia, Texas, California and Connecticut. For more information, visit www.iPic.com.

Forward-Looking Statements

This press release includes ’‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our preliminary fourth quarter & full year 2018 sales results and financial outlook for the full year 2019; our expectations with respect to the opening of new locations in the near and long term; our expectations with respect to capital expenditures and improvements to existing locations; our expectations with respect to international growth; and our ability to grow our membership network. Such forward-looking statements can be identified by the use of words such as ’’should,’’ ’‘may,’’ ’‘intends,’’ ’‘anticipates,’’ ’‘believes,’’ ’‘estimates,’’ ’‘projects,’’ ’‘forecasts,’’ ’‘expects,’’ ’‘plans,’’ and ’‘proposes’’ or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about us, including risks related to the following: our inability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets, including international markets; our inability to optimize our theater circuit through new construction and transforming our existing theaters; competition from other theater chains and restaurants; our inability to operate profitably; our dependence on a small number of suppliers for motion picture products; our inability to manage fluctuations in attendance in the motion picture exhibition industry; our inability to address the increased use of alternative film delivery methods or other forms of entertainment; our ability to serve menu items that appeal to our guests and to avoid food safety problems; our inability to obtain sufficient capital to open up new units, to renovate existing units and to deploy strategic initiatives; our ability to address issues associated with entering into long-term non-cancelable leases; our inability to protect against security breaches of confidential guest information; our inability to manage our growth; our inability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations; our inability to manage our substantial level of outstanding debt; our ability to continue as a going concern; our failure to meet any operational and financial performance guidance we provide to the public; our ability to compete and succeed in a highly competitive and evolving industry; we have identified a material weakness in our internal control over financial reporting which may result in our financial statements containing material misstatements or cause us to fail to meet our periodic reporting obligations and other factors described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission.

Although the forward-looking statements in this press release are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made that the expectations reflected in our forward-looking statements will be attained. Should one or more of the risks or uncertainties referred to above materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material and adverse respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investor Relations:

ICR

Raphael Gross

iPicIR@icrinc.com

203-682-8253

Media Relations:

The Gab Group for iPic® Entertainment Corporate

Michelle Soudry

msoudry@thegabgroup.com

561-750-3500

5